Exhibit 10.53

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is between James C. Ruth (“EMPLOYEE”) and Texas Eastern Products Pipeline Company, LLC (“COMPANY”).

WITNESSETH

1.             Whereas, EMPLOYEE and COMPANY entered into an employment agreement on December 22, 1998 (hereinafter “Employment Agreement”), and various supplemental agreements dated February 23, 2005, and June 1, 2005 (hereinafter mutually called the “Supplemental Agreements”).

2.             Whereas, EMPLOYEE is retiring from the COMPANY effective February 28, 2006, subject to Section 1 below.

3.             Whereas, EMPLOYEE and COMPANY desire to resolve any and all disputes about EMPLOYEE’s entitlement to severance benefits under the Employment Agreement.

4.             Whereas, EMPLOYEE, during his employment had access to trade secrets and/or proprietary and confidential information belonging to the COMPANY.

5.             Whereas, EMPLOYEE and COMPANY desire to clarify EMPLOYEE’s obligations with respect to any trade secrets and/or proprietary and confidential information acquired during EMPLOYEE’s employment.

6.             Whereas, EMPLOYEE and the COMPANY desire to avoid the expense, delay and uncertainty attendant to any claims which may arise from EMPLOYEE’s employment with and retirement from the COMPANY, the Employment Agreement, or the Supplemental Agreement, as well as any claims which may arise from the disclosure of any trade secrets and/or proprietary and confidential information that EMPLOYEE acquired during his employment with the Company.

7.             Whereas, EMPLOYEE desires to release any claims or causes of action EMPLOYEE may have arising from EMPLOYEE’s employment with, or his retirement from the COMPANY, including any claims or causes of action arising out of his Employment Agreement or Supplemental Agreement.

Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EMPLOYEE and the COMPANY hereby agree:

Section 1.               Severance and Other Payments. The COMPANY, in exchange for the promises of EMPLOYEE contained below, agrees as follows:

A.            COMPANY agrees to pay EMPLOYEE the lump sum amount of $1,058,929.71 less legal standard deductions. This amount represents three (3) times EMPLOYEE’s base salary plus three (3) times his target bonus. The payment will be made within seven (7) days after the later of (i) the expiration of the EMPLOYEE’s revocation option in Section 5(C) below or (ii) EMPLOYEE’S retirement on February 28, 2006.

B.            COMPANY agrees to pay COBRA insurance premiums (medical and/or dental) for up to 36 months, as set forth in the Supplemental Agreement. In the event that EMPLOYEE’s entitlement to COBRA coverage should cease before that time (as set forth in the Supplemental Agreement), COMPANY will have no obligation to continue payment of EMPLOYEE’s COBRA premiums.

C.            COMPANY agrees that EMPLOYEE shall receive (less applicable legal standard deductions in each case, if any) an amount of $32,769.71, as liquidated unused vacation days and the following payments pursuant to the following plans:

1.             COMPANY’s 1994 Long Term Compensation Plan:  $16,241.00; and

2.             COMPANY’s 2000 Long Term Compensation Plan: $98,832.00.

D.            COMPANY agrees that EMPLOYEE shall also receive all amounts accrued for the benefit of EMPLOYEE, which, except as otherwise provided below, shall be payable (if not already paid) as soon as administratively possible after February 28, 2006, pursuant to the following plan, subject to EMPLOYEE’s (and his spouse’s, if applicable) completion of all necessary election forms and documentation which may be required. All such amounts accrued and payable shall be calculated and determined by Hewitt & Associates, actuary for the plans.

1.             COMPANY’ s Retirement Cash Balance Plan.

E.             COMPANY acknowledges and agrees that EMPLOYEE shall remain covered by COMPANY’S or any affiliates’, as applicable, Directors and Officers Errors and Omissions Liability Insurance on the same basis as applicable to other officers of the Company (or any successor) in regard to claims pertaining to the time when EMPLOYEE was employed by the COMPANY or was a director of the Company.  EMPLOYEE shall continue to be indemnified by the COMPANY, or any affiliates thereof as applicable, in regard to any claims pertaining to the time when EMPLOYEE was employed by or a director of the COMPANY, on the same basis as in effect immediately prior to his termination.

Section 2.               Prior Rights and Obligations,. Except as provided for in this Agreement, this Agreement extinguishes all rights, if any, which EMPLOYEE may have, contractual or otherwise, relating to his employment with, or retirement from the COMPANY, including any rights to severance benefits under the Employment Agreement or Supplemental Agreement.

Section 3.               Retirement. EMPLOYEE agrees that his retirement date is February 28, 2006.

Section 4.               Release. Except for obligations of the COMPANY created in this Agreement, EMPLOYEE hereby releases and discharges the COMPANY and all affiliated companies, and their officers, directors, employees, agents, attorneys, and insurers, from any and all claims, demands and causes of action arising from his employment at the COMPANY or such affiliate and his retirement from the COMPANY or such affiliate, including, but not limited to, any claims or causes of action under the Age Discrimination in Employment Act (ADEA).

Section 5.               ADEA Rights. EMPLOYEE further acknowledges that:

A.          He has been advised in writing by virtue of this AGREEMENT that he has the right to seek legal counsel before signing this AGREEMENT.

B.           He has been given twenty-one (21) days within which to consider the waivers included in this AGREEMENT. If EMPLOYEE chooses to sign the AGREEMENT at any time prior to that date, it is agreed that EMPLOYEE signs willingly and voluntarily and expressly waives his right to wait the entire twenty-one (21) day period as provided in the law.

C.           EMPLOYEE has seven (7) days after signing this AGREEMENT to revoke it. This Agreement will not become effective or enforceable until the revocation period has expired. Any notice of revocation of the AGREEMENT is effective only if given to William G. Manias, Chief Financial Officer (at the address of the COMPANY set forth below), in writing by the close of business at 4:30 p.m. on the seventh (7th) day after the signing of this AGREEMENT.

D.          EMPLOYEE agrees that he is receiving, pursuant to this Agreement, consideration which is in addition to that which he is already entitled to under the Employment Agreement and the Supplemental Agreement or otherwise.

Section 6.               Proprietary and Confidential Information. EMPLOYEE agrees and acknowledges that, because of his employment with the COMPANY, he has acquired information regarding the COMPANY’s trade secrets and/or proprietary and confidential information related to the COMPANY’s past, present or anticipated business. Therefore, except as may be required by law, EMPLOYEE acknowledges that EMPLOYEE will not, at any time, disclose to others, permit to be disclosed, used, permit to be used, copy or permit to be copied, any trade secrets and/or proprietary and confidential information acquired during his employment with the COMPANY unless such information has ceased to be confidential other than through an action of the Employee in violation of this paragraph. EMPLOYEE agrees that in the event of an actual breach by EMPLOYEE of the provisions of this paragraph, the COMPANY shall be entitled to inform all potential or new employers of this AGREEMENT.

Section 7.               Non-solicitation of COMPANY’s employees and customers. EMPLOYEE agrees not to solicit or help solicit any employees or customers of the COMPANY or any affiliated entity to cease employment or cease doing business with the COMPANY or any affiliated entity.

Section 8.               Amendments. This AGREEMENT may only be amended in writing signed by EMPLOYEE and an authorized officer of the COMPANY.

Section 9.               Confidentiality, EMPLOYEE agree that he or any persons acting on his behalf will not, directly or indirectly, speak about, disclose or in any way, shape or form communicate to anyone, except as permitted in this Section, the terms of this AGREEMENT or the consideration received from the COMPANY. EMPLOYEE agrees that the above described information may be disclosed only as follows:

A.            to the extent as may be required by law to support the filing of EMPLOYEE’S income tax returns;

B.            to the extent as may be compelled by legal process;

C.            to the extent necessary to EMPLOYEE’s legal or financial advisors, but only after such person to whom the disclosure is to be made agrees to maintain the confidentiality of such information and to refrain from making further disclosures or use of such information.

D.            to the extent necessary to enforce or comply with this AGREEMENT.

Section 10.             Non-disparagement. EMPLOYEE and the COMPANY shall jointly draft a press release regarding EMPLOYEES retirement, which release shall be reasonably acceptable to EMPLOYEE; provided, however, the COMPANY reserves the right to timely comply with applicable securities laws regarding said press release in the event the EMPLOYEE and COMPANY fail to mutually agree. EMPLOYEE agrees that he will not disparage, criticize, condemn or impugn the business or personal reputation or character of the COMPANY or any affiliated company, or any present or former COMPANY employees or board members, or any employees or board members of any affiliated companies, or any of the actions which are, have been or may be taken by the COMPANY with respect to or based upon matters, events, facts or circumstances arising or occurring prior to the date of execution of this AGREEMENT. In response to inquiries by potential employers, EMPLOYEE may respond that he retired. Further inquiries by a potential employer shall be met with advice of the dates of EMPLOYEE’s employment, his job title and functions in factually accurate terms.  Any such response shall be consistent with the press release.  The COMPANY shall have no obligation to respond to any inquiries from prospective employers unless they are made in writing and addressed specifically to the COMPANY and in response to such inquiries shall not be obligated to provide any information other than to confirm dates of employment and job title. COMPANY shall not make any unfavorable or unflattering statements about the EMPLOYEE. COMPANY agrees that it will not disparage, criticize, condemn or impugn the business or personal reputation or character of the EMPLOYEE.

Section 11.             Cooperation. EMPLOYEE shall cooperate with the COMPANY to the extent reasonably required by the COMPANY in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work. COMPANY hereby agrees to indemnify EMPLOYEE in connection with all such lawful actions which EMPLOYEE shall take after the effective date hereof in performing such cooperation requested by the COMPANY. EMPLOYEE agrees to immediately notify the COMPANY, if he is served with legal process to compel him to disclose any information related to his employment with the Company, unless prohibited to do so by law.

Section 12.             Documents. EMPLOYEE agrees to deliver at the termination of employment all correspondence, memoranda, notes, records, data, or information, analysis, or other documents and all copies thereof, including information in electronic form, which are related in any manner to the past, present or anticipated business of the COMPANY or its affiliated companies.

Section 13.             Enforcement of Agreement and Release. Should any provisions of this AGREEMENT be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this AGREEMENT. Portions held to be invalid or unenforceable shall be revised and reduced in scope as to be valid and enforceable, or if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

Section 14.             Notices. Any notice, request, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

For the COMPANY:

Texas Eastern Products Pipeline Company, LLC

P.O. Box 2521

Houston, Texas 77252-2521

Attn: Chief Executive Officer

With a copy to the General Counsel

For the EMPLOYEE:

James C. Ruth

[Address]

The date of any such notice and of such service thereof shall be deemed to be the date of mailing. Each party may change its address for the purpose of notice by giving notice to the other in writing.

Section 15.             Choice of Law. It is agreed that the laws of Texas shall govern this AGREEMENT.

Section 16.             Remedies. The Parties agree that because damages at law for any breach or nonperformance of this AGREEMENT by EMPLOYEE, while recoverable, will be inadequate, this AGREEMENT may be enforced in equity by specific performance, injunction, or otherwise. Should any provisions of this AGREEMENT be held to be invalid, such holdings shall not invalidate or void the remainder of this AGREEMENT. EMPLOYEE shall be entitled to enforce his rights and the COMPANY’s obligations under this Agreement by any and all applicable actions at law or equity.

Section 17. Announcement. EMPLOYEE shall be entitled to review and comment upon the 8K Notice of his retirement and any press release by the COMPANY of his retirement.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF JANUARY 25, 2006.

By.	/s/ JAMES C. RUTH	January 25, 2006
James C. Ruth		DATE

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

By:	/s/ LEE W. MARSHALL, SR.	January 25, 2006
Name:	Lee W. Marshall, Sr.	DATE
Title:	Chairman and Chief Executive Officer